Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Valassis Audience Network Enhances Reach with Digital Acquisition
Brand.net Addition Marks Pivotal Step in Development of Valassis Digital Business

Livonia, Mich., June 21, 2012: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, today announced it has enhanced its digital display network – the Valassis Audience Network – with the acquisition of Brand.net, an online display, video and mobile advertising platform. Combined with the Valassis Audience Network, the components of an expansive network of online and offline data, state-of-the-art ad serving and targeting technology, come together – Valassis is Re-Imagining Reach™.

With Brand.net, the Valassis Audience Network now enables advertisers to reach and influence consumers on their journey from awareness to action with greater relevance, impact and results. Re-Imagining Reach highlights Valassis’ strength of reaching today’s diverse consumers at a scale and accuracy unmatched by others, getting the right message to the right consumer in the right medium at the right time.

“The traditional path to purchase was linear and brought the consumer from awareness to action one step at a time,” said Rob Mason, Valassis President and Chief Executive Officer. “Today, consumers are in control and their media habits are changing at a remarkable rate which means that clients need to use a mix of media to stay both visible and relevant. That’s where Valassis has a proprietary advantage – we deliver targeted, print and digital solutions to engage consumers at every point along the path to purchase.”

Whether marketers are interested in building awareness or driving purchase behavior, Valassis can meet their objectives by integrating their offline and online promotions. Valassis, with the addition of Brand.net, offers advertisers the ability to uniquely combine targeting, insights and data to:

●	Reach their most relevant audiences at scale with the highest quality media;
●	Leverage SafeScreen™ technology ensuring their content will only be seen on sites that meet their criteria;
●	Stand out across high-impact environments such as display, video, mobile, and tablets; and
●	Achieve more consistent campaign results to drive ROI.

Brand.net, a Valassis Company, has offices in Silicon Valley and New York City.

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com and save.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC, NCH Marketing Services, Inc, and Brand.net.  For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes

Exhibit 99.1

which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Mary Broaddus
Director, Investor Relations and Corporate Communications
734-591-7375

Kevin Flight
PAN Communications
617-502-4350